Exhibit 10.5

SPONSOR LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of October 28, 2025, is made and entered into by and among HCM II Acquisition Corp., a Delaware corporation (“SPAC”) (formerly a Cayman Islands exempted company limited by shares, prior to its domestication as a Delaware corporation), and HCM Investor Holdings II LLC, a Cayman Islands limited liability company (the “Sponsor” and, together with any Person who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 7 of this Agreement, the “Securityholders” and each, a “Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined herein).

WHEREAS, simultaneously with the execution and delivery of this Agreement, SPAC and Terrestrial Energy Inc., a Delaware corporation (“TEI”) are consummating a business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated as of March 26, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SPAC, TEI, and HCM II Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of SPAC;

WHEREAS, immediately prior to the Business Combination, SPAC transferred by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”);

WHEREAS, prior to the Domestication, the Sponsor owned (i) 5,750,000 Purchaser Class B Ordinary Shares and (ii) 4,275,000 Purchaser Private Placement Warrants;

WHEREAS, (i) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share converted automatically, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share and (ii) immediately following such conversion, in connection with the Domestication, (a) each then issued and outstanding Purchaser Class A Ordinary Share converted automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock and (b) each then issued and outstanding Cayman Purchaser Warrant converted automatically into a Domesticated Purchaser Warrant, following which the Sponsor will own (i) 5,750,000 shares of Domesticated Purchaser Common Stock (the “Lock-Up Shares”) and (ii) 4,275,000 Domesticated Purchaser Warrants (the “Lock-Up Warrants”); and

WHEREAS, in connection with the Business Combination, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in SPAC.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

1.	Transfer Restrictions.

(i)	Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of SPAC, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares or (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) prior to the date that is the earliest of (a) the twelve (12) month anniversary of the date hereof, and (b) following the 180th day following the date hereof, (i) with respect to 50% of the Lock-Up Shares, the date on which the VWAP equals or exceeds $15.00 per share (subject to equitable adjustment), and (ii) with respect to 100% of the Lock-Up Shares, the date on which the VWAP equals or exceeds $20.00 per share (subject to equitable adjustment) (the “Common Stock Lock-Up Period”).”

(ii)	Each Securityholder further agrees not to Transfer any Lock-Up Warrants (or any shares of Domesticated Purchaser Common Stock issued or issuable upon the exercise of such Lock-Up Warrants), prior to the date that is the earliest of (a) the twelve (12) month anniversary of the date hereof, and (b) following the 180th day following the date hereof, (i) with respect to 50% of the Lock-Up Warrants, the date on which the VWAP equals or exceeds $15.00 per share (subject to equitable adjustment), and (ii) with respect to 100% of the Lock-Up Warrants, the date on which the VWAP equals or exceeds $20.00 per share (subject to equitable adjustment) (the “Warrant Lock-Up Period” and, each of the Common Stock Lock-Up Period and the Warrant Lock-Up Period, a “Lock-Up Period”).

(iii)	For the purposes of this Agreement, “Principal Market” means the Nasdaq Capital Market; provided, however, that in the event Domesticated Purchaser’s Common Stock is ever listed or traded on an alternative market, then the “Principal Market” shall mean such alternative market on which Domesticated Purchaser’s Common Stock is then listed or traded.

(iv)	For the purposes of this Agreement, “VWAP” means, for the Domesticated Purchaser Common Stock for a period of 20 Business Days ending on any given determination date, the dollar volume-weighted average price for the Domesticated Purchaser Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “AQR” function (excluding, for the avoidance of doubt, the opening and closing print of each VWAP purchase date), or any successor thereto. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

2.	Permitted Transfers. The restrictions set forth in Section 1 shall not apply to:

(i)	Transfers of any securities other than (a) the Lock-Up Shares, (b) the Lock-Up Warrants, (c) any shares of Domesticated Purchaser Common Stock issued or issuable upon the exercise of such Lock-Up Warrants, (d) any securities that may be acquired by Securityholders upon the exercise, conversion or redemption of any of the securities described in clauses (a), (b) or (c), and (e) any other equity security of SPAC issued or issuable with respect to any securities referenced in clauses (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(ii)	Transfers to SPAC’s officers or directors, any Affiliate or family member of any of SPAC’s officers or directors, any members or partners of the Sponsor or their Affiliates, any Affiliates of the Sponsor, or any employees of such Affiliates;

(iii)	In the case of an individual, Transfers to any Affiliates or family members of the Securityholder;

(iv)	Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its Affiliates;

(v)	Transfers by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 2(iii), or to a charitable organization;

(vi)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(vii)	in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(viii)	Transfers to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 2(iii);

(ix)	by private sales or transfers made in connection with any forward purchase agreement or similar arrangement at prices no greater than the price at which the Lock-Up Shares or Lock-Up Warrants (as applicable) were originally purchased;

(x)	Transfers in connection with any legal, regulatory or other order;

(xi)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xii)	in the case of an entity, Transfers as part of a distribution to members, partners, shareholders or equityholders of the Securityholder;

(xiii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(xiv)	the exercise of stock options or warrants to purchase shares of Domesticated Purchaser Common Stock or the vesting of stock awards relating to shares of Domesticated Purchaser Common Stock and any related Transfer of shares of Domesticated Purchaser Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants, it being understood that all shares of Domesticated Purchaser Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(xv)	Transfers to SPAC pursuant to any contractual arrangement in effect as of the date hereof that provides for the repurchase by SPAC or forfeiture of shares of Domesticated Purchaser Common Stock or other securities convertible into, or exercisable, redeemable or exchangeable for, Domesticated Purchaser Common Stock in connection with the termination of the Securityholder’s service to SPAC or its Subsidiaries (including, for the avoidance of doubt, TEI);

(xvi)	the entry, by the Securityholder, at any time after the closing of the Business Combination, of any trading plan providing for the sale of shares of Domesticated Purchaser Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Domesticated Purchaser Common Stock during any applicable Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during any applicable Lock-Up Period;

(xvii)	Transfers in the event of the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of SPAC’s securityholders having the right to exchange their shares of Domesticated Purchaser Common Stock for cash, securities or other property; and

(xviii)	Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Domestication or the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Domestication and the Merger do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (ii) through (xii), as a prerequisite to such Transfer, such permitted transferee(s) must enter into joinder to this Agreement, substantially in the form of Exhibit A hereto, in order to become a “Securityholder” for purposes of this Agreement. For purposes of this Section 2, “family member” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the Securityholder, and lineal descendant (including by adoption) of the Securityholder or of any of the foregoing persons.

3.	Termination. This Agreement shall terminate upon the earlier of (i) the expiration of the Common Stock Lock-Up Period, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the date hereof that results in all of the public stockholders of SPAC having the right to exchange their shares of Domesticated Purchaser Common Stock for cash securities or other property and (iii) the liquidation of SPAC.

4.	Prohibited Transfers. In furtherance of the foregoing, SPAC, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5.	Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC and the Securityholders holding a majority of the aggregate number of shares of Domesticated Purchaser Common Stock then held by all Securityholders as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement.

6.	Entire Agreement. This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties hereto with respect to the subject matter contained herein.

7.	Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

8.	Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

9.	Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.

10.	WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.	Counterparts. This Agreement (and any joinder to this Agreement) may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.	Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.	Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPAC:

HCM II ACQUISITION CORP.

By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer

SPONSOR:

HCM Investor Holdings II LLC

By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer

EXHIBIT A

JOINDER TO LOCKUP AGREEMENT

[●], 20__

Reference is made to the Lockup Agreement, dated as of [●], by and among [Entity Name] (the “Company”) and the Securityholders (as defined therein) from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and the undersigned holder of equity interests in the Company (the “New Securityholder”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

The New Securityholder hereby agrees to and does become party to the Lockup Agreement as a Securityholder. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below, the New Securityholder is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[ENTITY NAME]

By:
Name:
Title:

new securityholder:

[●]

By:
Name:
Title: